Exhibit 5.2

12670 High Bluff Drive
San Diego, California 92130
Tel: +1.858.523.5400
Fax: +1.858.523.5450
www.lw.com

March 29, 2018

Apricus Bioscience, Inc.
11975 El Camino Real, Suite 300
San Diego, CA 92130

Re:	Apricus Biosciences, Inc. Offering of Units
Ladies and Gentlemen:
We have acted as special counsel to Apricus Biosciences, Inc., a Nevada corporation (the “Company”), in connection with the proposed issuance of 7,100,000 units (the “Units”), each consisting of one share of common stock of the Company, par value $0.001 per share (the “Common Stock”), and a warrant to purchase 0.5 of a share of Common Stock (the “Warrants”). The Units are included in a registration statement on Form S-3 under the Securities Act of 1933, as amended (the “Act”), filed with the Securities and Exchange Commission (the “Commission”) on November 2, 2017 (Registration No. 333-221285) (as so filed and as amended, the “Registration Statement”). This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or related Prospectus, other than as expressly stated herein with respect to the issue of the Warrants.

As such counsel, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter. With your consent, we have relied upon certificates and other assurances of officers of the Company and others as to factual matters without having independently verified such factual matters. We are opining herein as to the internal laws of the State of New York, and we express no opinion with respect to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction, or as to any matters of municipal law or the laws of any local agencies within any state.

Subject to the foregoing and the other matters set forth herein, it is our opinion that, as of the date hereof, when the Warrants have been duly executed, authenticated, issued and delivered against payment therefor in the circumstances contemplated by the prospectus supplement dated March 28, 2018 (assuming the due authorization, execution and delivery of the Warrants by the Company, and assuming the securities issuable upon exercise of such Warrants have been duly authorized and reserved for issuance by all necessary corporate action), the Warrants will be legally valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

March 29, 2018

Our opinions are subject to: (i) the effect of bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium or other similar laws relating to or affecting the rights and remedies of creditors; and (ii) the effect of general principles of equity, whether considered in a proceeding in equity or at law (including the possible unavailability of specific performance or injunctive relief), concepts of materiality, reasonableness, good faith and fair dealing, and the discretion of the court before which a proceeding is brought. We express no opinion or confirmation as to federal or state securities laws, tax laws, antitrust or trade regulation laws, insolvency or fraudulent transfer laws, antifraud laws, compliance with fiduciary duty requirements, pension or employee benefit laws, FINRA rules or stock exchange rules (without limiting other laws excluded by customary practice).

This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Act. We consent to your filing this opinion as an exhibit to the Company’s Form 8-K dated March 29, 2018 and to the reference to our firm in the Prospectus under the heading “Legal Matters.” In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Latham & Watkins LLP